EXHIBIT 99.1

PVH CORP.
200 MADISON AVENUE
NEW YORK, N.Y. 10016

FOR IMMEDIATE RELEASE:
December 20, 2012

Contact:

Dana Perlman
Treasurer and Senior Vice President, Business Development and Investor Relations
(212) 381-3502
InvestorRelations@pvh.com

PVH Corp. Closes Senior Notes Offering

NEW YORK, NEW YORK – PVH Corp. [NYSE: PVH] today announced the closing of its previously announced public offering of $700 million of 4.500% Senior Notes due 2022.  The senior unsecured notes will mature on December 15, 2022.  The Company will use the net proceeds of the notes offering (together with cash on hand and expected borrowings under a new senior secured credit facility) to fund a portion of the cash consideration to be paid to stockholders of The Warnaco Group, Inc. in connection with the Company’s pending acquisition of Warnaco, to refinance a portion of the Company’s and Warnaco’s existing indebtedness, and to pay related fees and expenses. If the acquisition is not completed by August 20, 2013 or if PVH terminates the merger agreement or otherwise abandons the transaction prior to such date, then PVH is required to redeem the notes within 10 days at 100% of the principal amount plus interest to but not including the redemption date.

About PVH Corp.

PVH Corp., one of the world’s largest apparel companies, owns and markets the iconic Calvin Klein and Tommy Hilfiger brands worldwide. It is the world’s largest shirt and neckwear company and markets a variety of goods under its own brands, Van Heusen, Calvin Klein, Tommy Hilfiger, IZOD, ARROW, Bass and G.H. Bass & Co., and its licensed brands, including Geoffrey Beene, Kenneth Cole New York, Kenneth Cole Reaction, MICHAEL Michael Kors, Sean John, Chaps, Donald J. Trump Signature Collection, JOE Joseph Abboud, DKNY, Ike Behar and John Varvatos.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Forward-looking statements made in this press release, including, without limitation, statements relating to the Company’s future plans, strategies, objectives, expectations and intentions, including, without limitation, statements relating to the Company’s pending acquisition of Warnaco are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy, and some of which might not be anticipated, including, without limitation, the following:  (i) the Company’s plans, strategies, objectives, expectations and intentions are subject to change at any time at the discretion of the Company; (ii) the senior notes offering that is the subject of this press release was undertaken in connection with the pending acquisition of Warnaco, and the Company has  intends to borrow additional significant amounts to complete the acquisition, which will require the Company to use a significant portion of its cash flows to service such indebtedness, as a result of which the Company might not have sufficient funds to operate its businesses in the manner it intends or has operated in the past; (iii) acquisitions and issues arising with acquisitions and proposed transactions, including without limitation, the ability to integrate an acquired entity, such as Warnaco, into the Company with no substantial adverse effect on the acquired entity’s or the Company’s existing operations, employee relationships, vendor relationships, customer relationships or financial performance; and (iv) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

The Company does not undertake any obligation to update publicly any forward-looking statement, whether as a result of the receipt of new information, future events or otherwise.